Exhibit 2.2
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
This First Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into on this 7th day of February, 2011, by and between Katy Resources ETX, LLC, a Delaware limited liability company (“Seller”), and Sun River Energy, Inc., a Colorado corporation (“Purchaser”).
     WHEREAS, Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated October 19, 2010 (the “Agreement”).
     WHEREAS, the parties hereto desire to amend and supplement the Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement, except where the context otherwise requires.
NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
AMENDED PROVISIONS
     1.1 Restatement of Section 2.1(a). Section 2.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
The purchase price for the Assets (the “Purchase Price”) shall consist of (i) One Million and No/00 Dollars ($1,000,000.00) (the “Cash Consideration”), (ii) an amount of Purchaser Common Stock equal to the Share Amount to be issued by Purchaser to Seller (the “Stock Consideration”), which as of the date of this Agreement is deemed to have an aggregate value of $3,500,000 and (iii) the Promissory Note issued by Purchaser to Seller; provided, however, that the Cash Consideration and Stock Consideration portions of the Purchase Price shall be adjusted as provided in Sections 2.2 and 2.3 (the “Adjusted Purchase Price”).
     1.2 Restatement of 2.1(b)(ii). Section 2.1(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Share Amount” means 1,583,710 shares of Purchaser Common Stock.
     1.3 Additional Definitions. The following definitions are hereby added to Article 13 of the Agreement for all purposes:
“Deed of Trust” means that certain DEED OF TRUST, MORTGAGE, SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF PRODUCTION AND REVENUES in the form attached hereto as Exhibit D.
“Promissory Note” means that certain promissory note in the principal amount of $4,000,000 issued by Purchaser to Seller in the form attached hereto as Exhibit E.

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“UCC Financing Statement” means that certain UCC1 financing statement in the form attached hereto as Exhibit F.
     1.4 Additional Exhibits. Exhibits D, E and F attached hereto are hereby attached to and incorporated into the Agreement for all purposes as Exhibit D, Exhibit E and Exhibit F, respectively.
     1.5 Section 7.16. The following provision is hereby inserted as 7.16 to the Agreement immediately after Section 7.15 of the Agreement:
Purchaser shall perform, observe and comply with all of the covenants and obligations of Purchaser under the Deeds of Trust and Promissory Note in accordance with their terms.
     1.6 Restatement of Section 9.1(a). Section 9.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of DLA Piper LLP (US) at 1000 Louisiana Street, Suite 2800, Houston, Texas, at 10:00 a.m., local time, on (i) February 7, 2011 or (ii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 10.
     1.7 Section 9.3(g). The following provision is hereby inserted as Section 9.3(g) to the Agreement immediately after Section 9.3(f) of the Agreement:
(g) a counterpart of the Promissory Note and Deed of Trust duly executed by Purchaser, and a copy the UCC Financing Statement which may be filed by Seller.
     1.8 Preliminary Settlement Statement. Seller and Purchaser agree that the preliminary settlement statement to be delivered pursuant to Section 9.4(a) of the Agreement is attached hereto as Exhibit A.
ARTICLE II
REGISTRATION RIGHTS
     2.1 Piggyback Registrations. If at any time the Purchaser proposes to register (including for this purpose a registration effected by the Purchaser for stockholders) any of its securities under the Securities Act (other than pursuant to a registration solely in connection with an employee benefit, stock ownership plan or similar plan) and the registration form to be used may be used for the registration of the common stock of Purchaser (the “Registrable Securities”) (a “Piggyback Registration”), the Purchaser shall give prompt written notice to the Seller of its intention to effect such a registration (each, a “Piggyback Notice”). Subject to Sections 2.1.1 and 2.1.2 of this Amendment below, the Purchaser shall include in such registration all shares of Registrable Securities that Seller requests the Purchaser to include in such registration by written notice given to the Purchaser within 30 days after the date of sending of the Piggyback Notice. The Purchaser shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 of this

Amendment prior to the effectiveness of such registration whether or not Seller has elected to include Registrable Securities in such registration.
     2.1.1 If a Piggyback Registration relates to an underwritten public offering of equity securities by the Purchaser and the representative of the underwriters advises the Purchaser in writing that in its opinion marketing or other factors require (i.e., because the marketing, pricing or other results could be adversely affected) a limitation of the number of securities to be included in the Piggyback Registration, the Purchaser shall include in such registration (i) first, the securities proposed to be sold by the Purchaser, (ii) second, the Registrable Securities requested to be included in such registration by Seller (provided that, notwithstanding subsection (i) above, Seller shall be allowed to include in such registration the lesser of the following: (A) the total number of Registrable Securities or (B) a number of Registrable Securities equal to 10% of the total number of             shares to be included in such registration), and (iii) third, other securities requested to be included in such registration.
     2.1.2 If a Piggyback Registration relates to an underwritten public offering of equity securities by holders of the Purchaser’s securities and the representative of the underwriters advises the Purchaser in writing that in its opinion marketing or other factors require (i.e., because the marketing, pricing or other results could be adversely affected) a limitation of the number of securities to be included in the Piggyback Registration, the Purchaser shall include in such registration (i) first, the securities requested to be included in such registration by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by Seller (provided that, notwithstanding subsection (i) above, Seller shall be allowed to include in such registration the lesser of the following: (A) the total number of Registrable Securities or (B) a number of Registrable Securities equal to 10% of the total number of shares to be included in such registration), and (iii) third, other securities requested to be included in such registration.
     2.1.3 The Purchaser shall not be required to include any of the Seller’s securities in such registration unless they accept the terms of the underwriting as agreed upon between the Purchaser and its underwriters, and then, subject to Sections 2.1.1 and 2.1.2, only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Purchaser; provided, that Seller shall not be required to make any representations or warranties to the Purchaser or the underwriters other than representations and warranties regarding Seller and Seller’s intended method of distribution and other representations and warranties customarily made by sellers as determined by the underwriters. Seller shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Purchaser for such underwriting; provided, that Seller shall not be required to make any representations or warranties to the Purchaser or the underwriters other than representations and warranties regarding Seller and Seller’s intended method of distribution and other representations and warranties customarily made by sellers as determined by the underwriters.
     2.2 Registration Procedures. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Purchaser shall, as expeditiously as reasonably possible:

     2.2.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective; provided, that before filing a registration statement or prospectus or any amendments or supplements to a registration statement or prospectus, the Purchaser shall furnish to counsel selected by the Seller copies of all such documents proposed to be filed.
     2.2.2 Cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange or trading or quotation system on which similar securities issued by the Purchaser are then listed.
     2.2.3 Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
     2.2.4 If any such registration or comparable statement refers to Seller by name or otherwise as the holder of any securities of the Purchaser and if, in the sole and exclusive judgment of Seller, Seller is or might be deemed to be a controlling Person of the Purchaser, Seller shall have the right to require (i) the inclusion in such registration statement of language, in form and substance reasonably satisfactory to Seller and Purchaser, to the effect that the holding of such securities by Seller is not to be construed as a recommendation by Seller of the investment quality of the Purchaser’s securities covered by such registration statement and that such holding does not imply that Seller shall assist in meeting any future financial requirements of the Purchaser or (ii) in the event that such reference to Seller by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to Seller; provided, that with respect to this clause (ii) Seller shall furnish to the Purchaser an opinion of counsel to such effect, which opinion of counsel shall be reasonably satisfactory to the Purchaser.
     2.2.5 Expenses of Registration. All expenses incurred in effecting any registration pursuant to this Amendment incurred in connection with any registration, qualification, or compliance pursuant to Sections 2.1 or 2.2 of this Amendment (including without limitation Seller’s attorney’s fees) shall be borne by the Purchaser, provided that all underwriting discounts, selling commissions, and stock transfer taxes relating to securities so registered shall be borne by Seller on a pro rata basis based of the number of             shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the holders of such securities.
     2.3 Indemnification by Purchaser. If any Registrable Securities are included in a registration statement under this Article II, to the extent permitted by law, the Purchaser shall indemnify and hold harmless Seller, the partners, managers, officers, and directors of Seller, any underwriter (as defined in the Securities Act) for Seller, and each Person, if any, who controls Seller or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages insofar as such Damages arise out of or are based upon any of the following:
     2.3.1 any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement;

     2.3.2 the omission or alleged omission to state in any such registration statement a material fact required to be stated or necessary to make the statements in such registration statement not misleading; or
     2.3.3 any violation or alleged violation by the Purchaser of the Securities Act, the Exchange Act, any federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any federal or state securities law in connection with the offering covered by such registration statement.
and the Purchaser shall reimburse Seller, or Seller partner, officer, director, underwiter or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.3 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld), nor shall the Purchaser be liable in any such case for any such loss, claim, damage, liability, or action to the extent (and only to the extent) that it arises out of or is based upon one of the indemnifiable events listed in Sections 2.3.1-2.3.3 which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Seller, partner, manager, officer, director, underwriter, or controlling Person of Seller.
     2.4 Indemnification by Seller. To the extent permitted by law, Seller shall indemnify and hold harmless the Purchaser, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls the Purchaser within the meaning of the Securities Act and any underwriter, against any Damages to which the Purchaser or any such director, officer, controlling Person, underwriter, or other such holder, partner, director, officer, or controlling Person of such other holder may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such Damages (or actions in respect to such Damages) arise out of or are based upon one of the indemnifiable events listed in Sections 2.3.1-2.3.3, in each case to the extent (and only to the extent) that such event occurs in reliance upon and in conformity with written information furnished by Seller expressly for use in connection with such registration; and Seller shall reimburse any legal or other expenses reasonably incurred by the Purchaser or any such director, officer, controlling Person or underwriter in connection with investigating or defending any such Damage; provided that the indemnity agreement contained in this Section 2.3.2 shall not apply to amounts paid in settlement of any such Damage if such settlement is effected without the consent of Seller, which consent shall not be unreasonably withheld, nor shall the total amounts payable in indemnity by Seller under this paragraph in respect of any indemnifiable event exceed the net proceeds received by Seller in the registered offering out of which such event arises.
     2.5 Notice. Promptly after receipt by an indemnified party under Section 2.3 or 2.4 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect of such action is to be made against any indemnifying party under Section 2.3 or 2.4, as applicable, deliver to the indemnifying party a written notice of the commencement of such action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense of such action with counsel mutually satisfactory to the parties; provided that an indemnified party shall have the right to retain its own counsel (limited to one counsel for the Holders, unless due to an actual or potential conflict of interest among the Holders), with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 2.3 or 2.4, as applicable (but only to the extent of such prejudice), but the omission so to deliver written notice to the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under Section 2.3 or 2.4, as applicable.
     2.6 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) Seller exercising rights under this Agreement, or any controlling Person of Seller, makes a claim for indemnification pursuant to Section 2.3 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 2.3 provides for indemnification in such case or (2) contribution under the Securities Act may be required on the part of Seller or any such controlling Person in circumstances for which indemnification is provided under Section 2.3 or 2.4, as applicable, then, and in each such case, the Purchaser and Seller shall contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the act or omission that resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, number of securities, access to information and opportunity to correct or prevent such statement or omission; provided, that (A) in no event shall any contribution by Seller hereunder exceed the net proceeds from the offering received by Seller and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     2.7 Furnish Information. It shall be a condition precedent to the obligations of the Purchaser to take any action pursuant to Article II that the Seller shall furnish to the Purchaser such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be requested by the Purchaser in connection with the registration of their Registrable Securities.
     2.8 Delay of Registration. Seller shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.
     2.9 Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with any underwritten public offering, the obligations of the Purchaser and Seller under Article II shall survive the completion of any offering of Registrable Securities in a registration statement and shall survive the termination of the Agreement (as amended and supplemented by this Amendment).
     2.10 Termination of the Purchaser’s Obligations. The Purchaser shall have no obligations pursuant to Article II with respect to any Registrable Securities proposed to be sold by Seller in a Piggyback Registration if, in the opinion of counsel to the Purchaser, all such Registrable Securities proposed to be sold by Seller may be sold without registration under the Securities Act pursuant to Rule 144 promulgated under the Securities Act.
ARTICLE III
MISCELLANEOUS
     3.1 No Further Amendments. Except as amended or supplemented by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
     3.2 Limitation on Agreements. The modifications set forth in this Amendment are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Agreement, or (b) to prejudice any right or rights which the parties now have or may have in the future under or in connection with the Agreement, as amended hereby, or any of the other documents referred to herein or therein.
     3.3 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. THE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE HARRIS COUNTY, TEXAS.
     3.4 Assignment. No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void.
     3.5 Entire Agreement; Amendments. This Amendment, the Agreement (as amended hereby) and the documents to be executed hereunder and thereunder and the Exhibits and Schedules attached hereto and thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. This Amendment may be amended or modified only by an agreement in writing executed by both parties.
     3.6 Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     3.7 Severability. If a court of competent jurisdiction determines that any clause or provision of this Amendment is void, illegal, or unenforceable, the other clauses and provisions of the Amendment shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the maximum extent permissible by law.
     3.8 Headings. The headings of the Articles and Sections of this Amendment are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Amendment.
     3.9 Counterparts. This Amendment may be executed by Purchaser and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.
     3.10 Expenses, Fees and Taxes. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Amendment and consummation of the transactions contemplated hereby. Purchaser shall be responsible for the cost of all fees for the recording and filing of the Deed of Trust and UCC Financing Statement. All other costs shall be borne by the party incurring them.
     3.11 Venue; Waiver of Jury Trial. Each party consents to personal jurisdiction in any action brought in the state or United States federal courts located within Harris County, Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Amendment, and each of the parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division or in the state courts in Harris, County, Texas. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any party against another in any matter whatsoever arising out of or in relation to or in connection with this Amendment.
[Signature Page Follows]

Executed as of the date set forth above.

PURCHASER

SUN RIVER ENERGY, INC.

By: Name:	/s/ Donal R. Schmidt, Jr. Donal R. Schmidt, Jr.
Title:	President and CEO

SELLER

KATY RESOURCES ETX, LLC

By: Name:	/s/ Michael K. Heinz Michael K. Heinz
Title:	Manager
Signature Page to First Amendment to Purchase and Sale Agreement

EXHIBIT A
PRELIMINARY SETTLEMENT STATEMENT

EXHIBIT D
FORM OF DEED OF TRUST

EXHIBIT E
FORM OF PROMISSORY NOTE

EXHIBIT F
FORM OF UCC FINANCING STATEMENT